Filed pursuant to Rule 433

Registration No. 333-183099

Dated August 8, 2012

FINAL TERM SHEET

2.400% Senior Notes Due 2022

Issuer:	Baxter International Inc.

Ratings (Moody’s / S&P / Fitch):	A3/A+/A (stable outlook / stable outlook / stable outlook)

Format:	SEC Registered

Ranking:	Senior Notes

Offering Size:	$700,000,000

Trade Date:	August 8, 2012

Settlement Date:	August 13, 2012 (T+3)

Maturity:	August 15, 2022

Interest Payment Dates:	Semi-annually on each February 15th and August 15th

First Pay Date:	February 15, 2013

Treasury Benchmark:	1.750% due 5/15/2022

UST Spot (Price / Yield):	100-29 / 1.649%

Spread to UST:	T+80 bps

Re-offer Yield to Maturity:	2.449%

Coupon:	2.400%

Issue Price:	99.567%

Day Count Basis:	30 / 360

Optional Redemption:	Make-whole + 12.5 bps

Minimum Denomination:	$2,000 x $1,000

CUSIP / ISIN:	071813 BF5 / US071813BF59

Bookrunners:	Deutsche Bank Securities Inc. Goldman, Sachs & Co. RBS Securities Inc. UBS Securities LLC

Co-managers:	Credit Suisse Securities (USA) LLC HSBC Securities (USA) Inc. Mitsubishi UFJ Securities (USA), Inc. Mizuho Securities USA Inc.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it. In the case of Deutsche Bank Securities Inc., you may request the prospectus by contacting Deutsche Bank Securities Inc., Attn.: Prospectus Group, 60 Wall Street, New York, NY 10005, telephone: (800) 503-4611, or by emailing prospectus.CPDG@db.com; in the case of Goldman, Sachs & Co., you may request the prospectus by contacting Goldman, Sachs & Co., Prospectus Department, 200 West Street, New York, NY, 10282, telephone (866) 471-2526, facsimile (212) 902-9316; in the case of RBS Securities Inc., you may request the prospectus by contacting RBS Securities Inc., 600 Washington Boulevard, Stamford, CT 06901, Attention: Debt Capital Markets Syndicate, telephone: (866) 884-2071, facsimile: (203) 873-4534; and in the case of UBS Securities LLC, you may request the prospectus by contacting UBS Securities LLC, 299 Park Avenue, New York, NY 10171, Attention: Prospectus Specialist, telephone (877) 827-6444, ext. 561 3884.

FINAL TERM SHEET

3.650% Senior Notes Due 2042

Issuer:	Baxter International Inc.

Ratings (Moody’s / S&P / Fitch):	A3/A+/A (stable outlook / stable outlook / stable outlook)

Format:	SEC Registered

Ranking:	Senior Notes

Offering Size:	$300,000,000

Trade Date:	August 8, 2012

Settlement Date:	August 13, 2012 (T+3)

Maturity:	August 15, 2042

Interest Payment Dates:	Semi-annually on each February 15 and August 15

First Pay Date:	February 15, 2013

Treasury Benchmark:	3.125% due 2/15/2042

UST Spot (Price / Yield):	107-21+ / 2.744%

Spread to UST:	T+95 bps

Re-offer Yield to Maturity:	3.694%

Coupon:	3.650%

Issue Price:	99.206%

Day Count Basis:	30 / 360

Optional Redemption:	Make-whole + 15 bps

Minimum Denomination:	$2,000 x $1,000

CUSIP / ISIN:	071813 BE8 / US071813BE84

Bookrunners:	Deutsche Bank Securities Inc. Goldman, Sachs & Co. RBS Securities Inc. UBS Securities LLC

Co-managers:	Credit Suisse Securities (USA) LLC HSBC Securities (USA) Inc. Mitsubishi UFJ Securities (USA), Inc. Mizuho Securities USA Inc.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it. In the case of Deutsche Bank Securities Inc., you may request the prospectus by contacting Deutsche Bank Securities Inc., Attn.: Prospectus Group, 60 Wall Street, New York, NY 10005, telephone: (800) 503-4611, or by emailing prospectus.CPDG@db.com; in the case of Goldman, Sachs & Co., you may request the prospectus by contacting Goldman, Sachs & Co., Prospectus Department, 200 West Street, New York, NY, 10282, telephone (866) 471-2526, facsimile (212) 902-9316; in the case of RBS Securities Inc., you may request the prospectus by contacting RBS Securities Inc., 600 Washington Boulevard, Stamford, CT 06901, Attention: Debt Capital Markets Syndicate, telephone: (866) 884-2071, facsimile: (203) 873-4534; and in the case of UBS Securities LLC, you may request the prospectus by contacting UBS Securities LLC, 299 Park Avenue, New York, NY 10171, Attention: Prospectus Specialist, telephone (877) 827-6444, ext. 561 3884.